XBiotech Inc. SC TO-I

Exhibit (a)(1)(iv)

Offer to Purchase for Cash

by

XBiotech Inc.

Up to $420,000,000 in Value of Common Shares
At a Cash Purchase Price Not Greater than $33.00 per Share Nor Less than $30.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M, NEW YORK
CITY TIME, ON FEBRUARY 12, 2020, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY
BE EXTENDED, THE “EXPIRATION DATE”).

January 14, 2020

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

XBiotech Inc., a British Columbia corporation (“XBiotech”), has appointed us to act as Information Agent in connection with its offer to purchase for cash up to $420,000,000 in value of its common shares, no par value per share (the “Shares”), at a price not greater than $33.00 nor less than $30.00 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 14, 2020 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”). Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

XBiotech will, upon the terms and subject to the conditions of the Offer, determine a single per Share price that it will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the number of Shares so tendered and the prices specified, or deemed specified (as described in the Offer to Purchase), by tendering shareholders. XBiotech will select the single lowest purchase price, not greater than $33.00 nor less than $30.00 per Share, that will allow it to purchase up to $420,000,000 in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price (defined below), Shares having an aggregate value of less than or equal to $420,000,000 are properly tendered and not properly withdrawn, XBiotech will buy all Shares properly tendered and not properly withdrawn. The price XBiotech will select is sometimes referred to as the “Final Purchase Price.” Only Shares properly tendered prior to the Expiration Date at prices at or below the Final Purchase Price and not properly withdrawn will be purchased in the Offer at the Final Purchase Price, upon the terms and subject to the conditions of the Offer, including the “Odd Lot” priority, proration and conditional tender provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making such payment. All Shares acquired in the Offer will be acquired at the Final Purchase Price. XBiotech reserves the right, in its sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), XBiotech may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer.

XBiotech reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value in excess of $420,000,000, or such greater amount as XBiotech may elect to pay, subject to applicable law, have been properly tendered, and not properly withdrawn before the Expiration Date, at prices at or below the Final Purchase Price, XBiotech will accept the Shares to be purchased in the following order of priority: (i) first, XBiotech will purchase all Odd Lots of less than 100 Shares at the Final Purchase Price from shareholders who properly tender all of their Shares at or below the Final Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference); (ii) second, after purchasing all the Odd Lots that were properly tendered at or below the Final Purchase Price, from all shareholders who properly tender Shares at or below the Final Purchase Price, on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase and with appropriate adjustment to avoid purchases of fractional Shares; and (iii) third, only if necessary to permit XBiotech to purchase $420,000,000 in value of Shares (or such greater amount as XBiotech may elect to pay, subject to applicable law), from holders who have tendered Shares at or below the Final Purchase Price subject to the condition that a specified minimum number of the holder’s Shares be purchased if any Shares are purchased in the Offer as described in the Offer to Purchase (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares. Therefore, it is possible that XBiotech will not purchase all of the Shares tendered by a shareholder even if such shareholder tenders its Shares at or below the Final Purchase Price. Shares tendered at prices greater than the Final Purchase Price and Shares not purchased because of proration provisions will be returned to the tendering shareholders at XBiotech’s expense promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary before the Expiration Date or if the procedure for book-entry transfer cannot be completed before the Expiration Date;

4. A letter to clients that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. A return envelope addressed to American Stock Transfer & Trust Co., LLC, as Depositary for the Offer.

Our Board of Directors has delegated authority to consider the Offer to an Independent Committee of our Board of Directors, which consists solely of independent directors who do not have a material financial interest in the transactions described in the Offer to Purchase, and the Independent Committee has approved the Offer and authorized us to make the Offer. However, none of XBiotech, the members of its Board of Directors (including the Independent Committee), the Depositary or the Information Agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering any Shares or as to the price or prices at which shareholders may choose to tender their Shares. None of XBiotech, the members of its Board of Directors (including the Independent Committee), the Depositary or the Information Agent has authorized any person to make any recommendation with respect to the Offer. Shareholders should carefully evaluate all information in the Offer to Purchase and in the related Letter of Transmittal and should consult their own financial and tax advisors. Shareholders must decide whether to tender their Shares and, if so, how many Shares to tender and the price or prices at which a shareholder will tender. In doing so, a shareholder should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal before making any decision with respect to the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 12, 2020, UNLESS THE OFFER IS EXTENDED.

For Shares to be tendered properly pursuant to the Offer, one of the following must occur: (1) the certificates for such Shares, or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees and any documents required by the Letter of Transmittal or (b) an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in the case of a book-entry transfer, must be received before 5:00 p.m., New York City time, on Wednesday, February 12, 2020 by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase or (2) shareholders whose certificates for Shares are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Date must properly complete, duly execute and deliver the Notice of Guaranteed Delivery to the Depositary pursuant to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

XBiotech will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Information Agent, as described in Section 16 of the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. XBiotech will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of XBiotech, the Information Agent or the Depositary for purposes of the Offer. XBiotech will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the Shares except as otherwise provided in the Offer to Purchase or Instruction 7 in the Letter of Transmittal.

Any questions or requests for assistance may be directed to the Information Agent at their respective telephone numbers and addresses set forth on the back cover of the Offer to Purchase. You may request additional copies of enclosed materials and direct questions and requests for assistance to the Information Agent, D.F. King & Co., Inc., at: (212) 269-5550 (banks and brokers) or (866) 856-3065 (all others).

Very truly yours,

D.F. KING & CO., INC.

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF XBIOTECH, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.